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EXHIBIT 16.1

October 30, 2007



U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On October 30, 2007, this Firm received a draft copy of a Form 8-K to be filed by Playlogic Entertainment, Inc. (SEC File #0-49649, CIK #1141590) (Company) reporting an Item 4.02 - Non-Reliance on Previously Issued Financial Statements or A Related Audit Report or Completed Interim Review.

We acknowledge a clerical error in the dating of our letter which should have been "October 23, 2007" instead of "October 2, 2007". Further, we call specific attention to the Registrant's inattention to our June 2007 demand for payment letter and the Registrant's failure to comply with their August 2007 electronic communication on an anticipated payment date.

We refer all readers to our statement that our Firm policy was the governing control in conjunction with the Registrant's lack of responsiveness.

Otherwise, we have no disagreements with the statements made in the draft Form 8-K, Item 4.02 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA
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S. W. Hatfield, CPA
Dallas, Texas